UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 30, 2014

SCIENTIFIC GAMES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	81-0422894
(State of incorporation)	(IRS Employer
Identification No.)

0-13063

(Commission File Number)

750 Lexington Avenue, New York, New York 10022

(Address of registrant’s principal executive office)

(212) 754-2233

(Registrant’s telephone number)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CPR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 30, 2014, the Board of Directors (the “Board”) of Scientific Games Corporation (the “Company”) elected Gabrielle K. McDonald as a director of the Company effective immediately.

A former U.S. District Court judge, Judge McDonald has been the Special Counsel on Human Rights to Freeport-McMoRan, Inc., a leading international natural resources company, since 1999.  From 2001 until 2013, Judge McDonald served as a judge on the Iran-United States Claims Tribunal, The Hague, The Netherlands.  Judge McDonald served as a judge on the International Criminal Tribunal for the former Yugoslavia in The Hague for six years, and was President of the Tribunal from 1997 until 1999.  Judge McDonald is a member of the board of directors of the American Arbitration Association.  Judge McDonald received her law degree from Howard University School of Law, completing the program as the top student in her class.

Judge McDonald is eligible to participate in all compensation plans applicable to non-employee members of the Board (as described in the Company’s proxy statement filed with the Securities and Exchange Commission on April 30, 2014).  Upon joining the Board, Judge McDonald received stock options for 10,000 shares, which have a four-year vesting schedule and an exercise price of $9.65 (the average of the high and low sales prices of the Company’s common stock on the trading day immediately prior to the date of grant).  Judge McDonald will receive an annual retainer of $75,000 for Board service, an annual retainer of $10,000 for each committee on which she serves (or $15,000, in the case of Audit Committee service), and an annual award of restricted stock units having a grant date value of up to $160,000 and a four-year vesting schedule (provided she satisfies the Board’s attendance requirements).  Judge McDonald will serve on the Compliance Committee of the Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SCIENTIFIC GAMES CORPORATION

Date: November 3, 2014	By:	/s/ Jack B. Sarno
		Name:	Jack B. Sarno
		Title:	Vice President — Worldwide Legal Affairs and Corporate Secretary